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                            CERTIFICATE OF FORMATION

                                       OF

                        COPELCO CAPITAL FUNDING LLC 99-1


         1. The name of the limited liability company is Copelco Capital Funding LLC 99-1 (the "LLC").

         2. The address of its registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is The Corporation Service Company.

         3. This Certificate of Formation shall be effective as of December 29, 1998.

         4. The period of duration of the LLC is perpetual.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Copelco Capital Funding LLC 99-1 this 29th day of December, 1998.


                                               ________________________________
                                               Ian J. Berg
                                               Authorized Signatory